Exhibit 99.1

ImmunoGen Reports Pipeline Progress and 2017 Operating Results

Significant Operational and Financial Progress in 2017 with a Robust Set of Data and Events Expected in 2018

Mirvetuximab Soravtansine Phase 3 FORWARD I Trial to Complete Enrollment by Mid-Year; FORWARD II Combination Data to be Presented Throughout 2018

Novel ADC Pipeline Continues to Advance with Patients Enrolling in Phase 1 Study of IMGN632 and Phase 1 Data Presented at ASH for IMGN779

Conference Call to be Held at 8:00 a.m. ET Today

WALTHAM, Mass., Feb. 9, 2018 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent highlights and operating results for the quarter and year ended December 31, 2017.

“We made significant progress with the business in 2017, with four consecutive quarters of strong execution across the Company. Operationally, we advanced our monotherapy registration study and published compelling combination data with mirvetuximab, expanded our clinical pipeline, and established a high-value partnership with Jazz Pharmaceuticals supporting our earlier-stage programs. Financially, we added over $235 million in cash and eliminated roughly $100 million in debt on the balance sheet through business development and financing transactions,” said Mark Enyedy, ImmunoGen’s president and chief executive officer. “With the momentum we generated in the last twelve months, we enter 2018 from a position of strength with a number of important catalysts expected during the year. We anticipate completing patient enrollment in our FORWARD I Phase 3 registration trial by mid-year, multiple data readouts from our FORWARD II trial assessing combinations with mirvetuximab beginning next month at the Society of Gynecologic Oncology annual meeting, and clinical data from our Phase 1 trials of both IMGN779 and IMGN632 later in the year. With these anticipated events, we look forward to another productive year in 2018 as we advance our pipeline to bring new therapies to patients and create value for our shareholders.”

Recent Pipeline Highlights

•                  Activated more than 100 sites in North America and Europe in the Company’s ongoing Phase 3 FORWARD I trial of mirvetuximab soravtansine as single-agent therapy for platinum-resistant ovarian cancer enabling rapid patient enrollment;

•                  Advanced the Company’s Phase 1b/2 FORWARD II trial in North America and Europe evaluating mirvetuximab soravtansine combination regimens in separate expansion cohorts with Keytruda® (pembrolizumab) and Avastin® (bevacizumab) for platinum-resistant disease, and initiated patient dosing in a new cohort to evaluate the triplet combination of mirvetuximab plus carboplatin and Avastin in patients with platinum-sensitive disease;

•                  Reported updated safety data and preliminary anti-leukemia activity from the dose-escalation phase of the Phase 1 clinical trial of IMGN779 in patients with acute myeloid leukemia (AML) at the 2017 American Society of Hematology (ASH) Annual Meeting;

•                  Began dosing patients in the Company’s Phase 1 clinical trial of IMGN632, a CD123-targeting ADC integrating a potent DNA-alkylating payload intended to treat a range of hematological malignancies, including AML and blastic plasmacytoid dendritic cell neoplasm (BPDCN); and

•                  Received notice that partner Takeda has filed an IND for TAK-164, an ADC directed to GCC-positive tumors using ImmunoGen’s IGN platform.

Facilities Update

•                  Following an in-depth review of the Company’s manufacturing strategy, ImmunoGen will move to an operating model that will rely on external manufacturing and quality testing for drug substance and drug product for its development programs. The implementation of this new operating model will lead to the ramp-down of manufacturing and quality activities at the Company’s Norwood, Massachusetts facility by the end of 2018, with a full exit of the site by early 2019. Decommissioning the Norwood facility will result in anticipated cost savings of over $20 million during the next five years.

•                  The Norwood facility has been a long-standing staple of ImmunoGen’s business, delivering high-quality products to patients and partners without interruption for more than 25 years. The Company is grateful for the contributions that its Norwood-based employees have made and will support these employees through the transition.

Anticipated 2018 Events

•                  Conduct interim analysis from FORWARD I, for futility only, in 1Q 2018;

•                  Report updated dose-escalation findings from the FORWARD II mirvetuximab plus Keytruda combination cohort at the Society of Gynecologic Oncology annual meeting (March 2018);

•                  Present highlights from ImmunoGen’s technology and innovation in ADCs at the American Association for Cancer Research (AACR) annual meeting (April 2018);

•                  Anticipate partner Takeda to begin clinical development of TAK-164 in the first half of 2018;

•                  Report updated data from the FORWARD II mirvetuximab plus Avastin combination expansion cohort in over 50 patients in the first half of 2018;

•                  Complete patient enrollment in FORWARD I by mid-year;

•                  Report findings from the FORWARD II mirvetuximab plus Keytruda combination expansion cohort in over 30 patients the second half of the year;

•                  Report additional data from IMGN779 Phase 1 study in 4Q 2018;

•                  Report initial data from IMGN632 Phase 1 study in 4Q 2018; and

•                  Advance our ADAM9 program into IND-enabling activities before year-end.

Financial Results

As previously disclosed, effective January 1, 2017, ImmunoGen transitioned to a fiscal year ending December 31. The years ended December 31, 2017 and 2016 reflect the twelve-month results of the respective calendar years.

Revenues for the year ended December 31, 2017 were $115.4 million, compared to $48.6 million for the year ended December 31, 2016. License and milestone fees of $79.5 million for 2017 included a $30 million paid-up license fee related to an amendment to the Company’s collaboration and license agreement with Sanofi, $29.5 million related to the sale and transfer of the Company’s IMGN529 asset to Debiopharm, $7 million in partner milestone payments and $12.7 million in amortization of a non-cash fee related to the Company’s license agreement with CytomX, compared to $15 million in partner milestone payments received in 2016. Revenues for 2017 included $28.1 million in non-cash royalty revenues, compared with $26.2 million in non-cash royalty revenues for 2016. Revenues for 2017 also included $3.5 million of research and development (R&D) support fees and $4.4 million of clinical materials revenue, compared with $5.2 million and $1.9 million, respectively, for 2016.

Operating expenses, including R&D and G&A expenses, for 2017 were $174.4 million, compared to $184.3 million for 2016. R&D expenses for 2017 decreased to $139.7 million, compared to $141.3 million for 2016, primarily due to a workforce reduction resulting from the strategic review in September 2016 and lower third-party service fees, partially offset by increased clinical trial and drug supply costs driven largely by the advancement of the FORWARD I Phase 3 clinical trial. General and administrative expenses decreased in 2017 to $33.9 million, compared to $38.5 million in 2016, primarily due to lower personnel expenses. Operating expenses for 2016 also included a $4.4 million restructuring charge related to the workforce reduction and a loss on leased office space, compared to a $0.8 million charge in 2017 related to additional loss recorded on leased office space.

In September and November 2017, a total of $97.9 million of convertible debt outstanding was converted into 26.2 million shares of the Company’s common stock, resulting in a $22.9 million non-cash debt conversion charge recorded in 2017. With this conversion, the Company’s outstanding debt is reduced to $2.1 million. In October 2017, pursuant to a public offering, the Company sold an aggregate of 16.7 million shares of its common stock, with net proceeds to the Company of $101.7 million, after deducting underwriting discounts and offering expenses.

ImmunoGen reported a net loss of $96.0 million, or $0.98 per basic and diluted share, for 2017, which included a loss of $0.23 per basic and diluted share relating to the non-cash debt conversion charge, compared to a net loss of $156.7 million, or $1.80 per basic and diluted share, for 2016.

ImmunoGen had $267.1 million in cash and cash equivalents as of December 31, 2017, compared with $160.0 million as of December 31, 2016, and had $2.1 million and $100.0 million of convertible debt outstanding as of December 31, 2017 and December 31, 2016, respectively. Cash provided by operations was $7.6 million for 2017, compared with cash used in operations of $(142.6) million for 2016. The current year benefited from $59.5 million of fees received from Sanofi and Debiopharm, which were included in revenue for 2017, and a $75 million upfront payment received from Jazz, which is included in deferred revenue as of December 31, 2017. Capital expenditures were $1.1 million and $6.7 million for 2017 and 2016, respectively.

Financial Guidance

For 2018, ImmunoGen expects:

•                  revenues between $60 million and $65 million;

•                  operating expenses between $185 million and $190 million; and

•                  cash and cash equivalents at December 31, 2018 between $115 million and $120 million.

ImmunoGen expects that its current cash combined with the expected cash revenues from partners and collaborators will enable the Company to fund its operations into the fourth quarter of 2019.

Conference Call Information

ImmunoGen will hold a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 719-325-4917; the conference ID is 5734226. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the webcast, a replay of the call will be available at the same location through February 23, 2018.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. The Company’s lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in a Phase 1b/2 trial in combination regimens for earlier-stage disease. ImmunoGen has three additional clinical-stage product candidates, two of which are being developed in collaboration with Jazz Pharmaceuticals. ImmunoGen’s ADC technology is also used in Roche’s marketed product, Kadcyla®, and in programs in development by Amgen, Bayer, Biotest, CytomX, Debiopharm, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Keytruda®, Avastin® and Kadcyla® are registered trademarks of their respective owners.

For Investors

Sarah Kiely

ImmunoGen, Inc.

781-895-0600

sarah.kiely@immunogen.com

For Media

Courtney O’Konek

ImmunoGen, Inc.

781-895-0158

courtney.okonek@immunogen.com

Robert Stanislaro

FTI Consulting, Inc.

212-850-5657

robert.stanislaro@fticonsulting.com

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues and, operating expenses for the twelve months ending December 31, 2018; its cash and marketable securities as of December 31, 2018; availability of cash to fund operations into the fourth quarter of 2019; the cost-savings resulting from the decommissioning of the Company’s Norwood, MA facility; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to successfully implement its new operating model for external manufacturing and quality testing; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Transition Report on Form 10-KT for the six-month period ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

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IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$267,107	$159,964
Other assets	27,569	38,900

Total assets	$294,676	$198,864

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of deferred revenue	$1,405	$14,531
Other current liabilities	54,365	41,245
Long-term portion of deferred revenue	93,752	19,086
Other long-term liabilities	163,049	276,852
Shareholders’ deficit	(17,895)	(152,850)

Total liabilities and shareholders’ deficit	$294,676	$198,864

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues:
License and milestone fees	$29,580	$5,076	$79,469	$15,305
Non-cash royalty revenue	7,587	6,710	28,142	26,218
Research and development support	452	1,427	3,482	5,175
Clinical materials revenue	1,829	633	4,354	1,930

Total revenues	39,448	13,846	115,447	48,628

Expenses:
Research and development	39,843	33,657	139,739	141,312
General and administrative	9,048	8,536	33,911	38,528
Restructuring charge	393	301	779	4,431

Total operating expenses	49,284	42,494	174,429	184,271

Loss from operations	(9,836)	(28,648)	(58,982)	(135,643)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(3,221)	(3,647)	(13,682)	(18,593)
Non-cash debt conversion expense	(724)	—	(22,915)	—
Interest expense on convertible bonds	(28)	(1,099)	(3,040)	(2,387)
Other income (expense), net	691	(758)	2,607	(110)

Net loss	$(13,118)	$(34,152)	$(96,012)	$(156,733)

Net loss per common share, basic and diluted	$(0.11)	$(0.39)	$(0.98)	$(1.80)

Weighted average common shares outstanding, diluted	124,583	87,102	98,068	87,029